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                                                                   Exhibit 10(a)

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and effective as of this 1st day of April, 1999 by and between Mechanics and Farmers Bank, a North Carolina banking corporation with its principal location in Durham, North Carolina (the "Bank"), and Julia W. Taylor (the "Executive").

                                    RECITALS:

         A. The Bank recognizes the value of the Executive's services and desires to insure the Executive's continued employment with the Bank.

         B. The Executive wishes to continue in the employment of the Bank.

         C. The Bank and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement.

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. EMPLOYMENT. The Bank agrees to continue to employ the Executive, and the Executive agrees to continue to serve and be employed by the Bank, on the terms and conditions, set forth herein.

2. TERM OF EMPLOYMENT. The employment of the Executive by the Bank as provided under Section 1 shall commence on the effective date hereof and end on April 1, 2000, unless further extended or sooner terminated as hereinafter provided. On April 1, 2000 and on April 1st of each year thereafter, the term of the Executive's employment hereunder shall be extended automatically one (1) additional year, unless prior to the date of such automatic extension the Bank shall have delivered to the Executive a Notice of Termination (as defined in Section 6(a)(vii)) or the Executive shall have delivered to the Bank a Notice of Termination that the term of the Executive's employment hereunder shall not be extended.

3. POSITION AND DUTIES. The Executive shall serve as President and Chief Executive Officer of the Bank with responsibilities and authority as may from time to time be assigned to her by the Board of Directors of the Bank. The Executive shall devote substantially all of her working time and efforts to the business affairs of the Bank. In addition, the Executive shall serve on the Board of Directors of the Bank during the term of this Agreement for so long as she is elected to such Board by the shareholders of the Bank.

4. PLACE OF PERFORMANCE. In connection with the Executive's employment hereunder, the Executive shall be based at the Bank's principal offices located in Durham, North Carolina, subject to reasonable travel on the business of the Bank.

5. COMPENSATION AND BENEFITS. In consideration of the Executive's performance of her duties hereunder, the Bank shall provide the Executive with the following compensation and benefits during the term of her employment hereunder.

         (a) Base Salary. The Bank shall pay to the Executive an aggregate base salary at a rate of not less than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per annum, payable in accordance with the Bank's normal payroll practices. Such base salary may be increased from time to time by the Board of Directors in accordance with the normal business practices of the Bank and, if so increased, shall not thereafter during the term of the Executive's employment hereunder be decreased unless the decrease is generally applicable to substantially all similarly situated Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited.



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                  Compensation of the Executive by base salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit program of the Bank. Such base salary payments (including increases or decreases thereto) shall not in any way limit or reduce any other obligation of the Bank hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Bank with respect to such base salary.

         (b) Performance Bonus. The Bank shall pay to the Executive with respect to each fiscal year during the term of the Executive's employment hereunder, a discretionary performance bonus according to the Bank's then existing bonus plan.

         (c) Expenses. The Bank, as applicable, shall promptly reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in her performance of services hereunder, including reasonable expenses of travel and living expense while away from home on business of the Bank, provided that such expenses are incurred, accounted for and documented in accordance with the regular policies and procedures established by the Bank from time to time.

         (d) Employee Benefits. The Executive shall be entitled to continue to participate in all Bank employee benefit plans and arrangements in effect on the date hereof in which the Executive participates, (including, but not limited to, any employee benefit pension plan, stock option plan, life insurance plan, vacation plan, disability plan, and the group health-and-accident and medical insurance plans) as such plans may continue or be altered by the Bank Board of Directors from time to time at the Board's discretion.

         (e) Vacation. The Executive shall be entitled to vacation in each calendar year during the term of this Agreement, in accordance with the Bank's vacation policies, as well as to all paid holidays provided by the Bank to its employees.

         (f) Services. The Bank shall furnish the Executive with office space, secretarial and administrative assistance, and such other facilities and services as shall be suitable to her position and adequate for the performance of her duties hereunder.

6. COMPENSATION AND BENEFITS IN THE EVENT OF TERMINATION OR ACQUISITION OF THE BANK. In the event of the termination of the Executive's employment by the Bank during the term of this Agreement, compensation and benefits shall be paid as set forth below.

         (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (i)      "Cause" means any one or more of the following:

                           (A) Willful malfeasance or gross negligence in the performance of Executive's duties;

                           (B) Conviction of a crime other than minor traffic offenses; or

                           (C) Conduct which is or could be demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank's Board of Directors on the advice of legal counsel.

                  (ii)     "Change in Control" shall mean either:





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                            (A)     the acquisition, directly or indirectly, by
                                    any person or group of persons other than in the formation of the Bank's holding company of shares in the Bank other than by M&F Bancorp, Inc. in connection with the formation of Bank's holding company or otherwise, or, if formed, the Bank's holding company, which, when added to any other shares the beneficial ownership of which is held by such acquiror(s), shall result in ownership by any person(s) of greater than 50 percent (50%) of such stock or which would require prior notification under any federal or state banking law or regulation; or

                            (B) the occurrence of any merger, consolidation, exchange or reorganization to which the Bank or, if formed, the Bank's holding company is a party and to which the Bank, or the Bank's holding company (or an entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of the Bank or the Bank's holding company.

                            (C) For purposes of this sub-paragraph (ii), the definition of "person" shall be as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934.

                  (iii) "Compensation" shall mean the total compensation paid to Executive as reported or reportable in her W-2 and 1099 Forms from Bank for that year, excluding any interest or dividends received, plus tax sheltered compensation including, but not limited to, 401(k) contributions, insurance premiums and the like.

                  (iv) "Coincident With" shall mean any time within nine months prior to the occurrence of a Change in Control of the Bank.

                  (v) "Date of Termination" shall mean: (A) if the Executive's employment is terminated by reason of her death, her date of death; (B) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of her duties as provided under sub-paragraph (vi) of this paragraph (a)); or (C) if the Executive's employment is terminated by action of either party for any other reason, the date specified in the Notice of Termination.

                  (vi) "Disability" shall mean the Executive's failure to satisfactorily perform her regular duties on behalf of the Bank on a full-time basis for ninety (90) consecutive days or such lesser period of time as provided under the disability insurance policy provided through Bank, by reason of the Executive's incapacity due to physical or mental illness, except where within thirty (30) days after Notice of Termination is given following such absence, the Executive shall have returned to the satisfactory, full-time performance of such duties. Any determination of Disability hereunder shall be made by the Board of Directors in good faith and on the basis of the certificates of at least three (3) qualified physicians chosen by it for such purpose, one (1) of whom shall be the Executive's regular attending physician.

                  (vii)    "Good Reason" means any one or more of the following:

                           (A) Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank employees (or employees of a successor or controlling entity of the Company) formerly benefited;

                           (B) The assignment to Executive without her consent of any authority or duties materially inconsistent (excluding promotions entailing greater authority or duties) with Executive's position as of the date of this Agreement; or




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                           (C)      A relocation or transfer of Executive's
                                    principal place of employment that would require Executive to commute on a regular basis more than 25 miles each way from her current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

                  (viii) "Notice of Termination" shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment including any termination resulting from the nonrenewal of this Agreement. Any purported termination of the Executive's employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any purported termination of the Executive's employment hereunder which is not effected in accordance with the foregoing shall be ineffective for purposes of the Agreement.

                  (ix) "Retirement" shall mean termination of the Executive's employment pursuant to the Bank's regular retirement policy applicable to the position held by the Executive at the time of such termination.

                  (x) "Termination" shall mean any action, event or series of events that causes the Executive to no longer be employed by the Bank, for any reason, including the failure to renew or extend this Agreement.

         (b) Termination by Bank Not for Cause Prior to a Change of Control or Termination by Executive for Good Reason Prior to a Change in Control. If prior to, but not Coincident With, a Change in Control there is a Termination of Executive's employment, (A) by action of the Bank without Cause or (B) by action of the Executive for Good Reason, the Executive shall be entitled to receive payments under this Agreement as though the Agreement was in effect through the end of the period set forth in
                  Section 2 hereof without further automatic extensions, but such payment shall, under no circumstances, be less than the Executive's base salary then in effect as provided under paragraph (a) of Section 5 as calculated for a period of eight
                  (8) months plus directors' fees. Executive acknowledges that such payments serve as total satisfaction of Executive's claim under this Agreement.

         (c) Termination at Any Time by Reason of the Executive's Death, Disability or Retirement. In the event of the Executive's death, Disability or Retirement at any time, the following compensation and benefits shall be paid and provided the Executive (or her beneficiary):

                  (i)      The Executive's base salary under paragraph (a) of
                           Section 5 through the last day of the month in the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

                  (ii) Any benefits to which the Executive (or her beneficiary) may be entitled as a result of such termination (or death), under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under paragraph (d) of Section 5; and

                  (iii) Any amounts due the Executive with respect to paragraph (c), paragraph (e) or paragraph (h) of
                           Section 5 as of the Date of Termination.




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         (d)      Termination By the Bank at Any Time for Cause or by the
                  Executive at Any Time Without Good Reason. If there is a Termination of Executive's employment before, Coincident With, or after a Change in Control (A) by action of the Bank for Cause or (B) by action of the Executive without Good Reason, the following compensation and benefits shall be paid and provided the Executive:

                  (i)      The Executive's base salary provided under paragraph
                           (a) of Section 5 through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given, to the extent unpaid prior to such Date of Termination;

                  (ii) Any benefits to which the Executive may be entitled as a result of such termination, under the terms and conditions of the pertinent plans or arrangements in effect at the time of the Notice of Termination under paragraph (d) of Section 5; and

                  (iii) Any amounts due the Executive with respect to paragraph (c) or paragraph (e) of Section 5 as of the Date of Termination.

         (e) Termination by Bank Not For Cause Coincident With or Following a Change In Control or by Executive for Good Reason Coincident With or Following a Change in Control. If Coincident With or following a Change in Control there is a Termination of Executive's employment (A) by action of the Executive for Good Reason or (B) by action of the Bank not for Cause, the Bank shall pay and provide the Executive the compensation and benefits stipulated under sub-paragraph (d) immediately above plus the pro rata portion of any bonus under paragraph (b) of
                  Section 5 which has been earned prior to the Date of Termination, to the extent unpaid prior to such date; provided, however, in addition thereto, the following compensation and benefits shall be paid and provided the
                  Executive:

                  (i) If such Termination occurs Coincident With a Change in Control or within 12 months following a Change in Control, the Bank shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination or on the effective date of the Change in Control, whichever occurs later, an amount equal to 2.99 times the Compensation paid in the preceding calendar year, or scheduled to be paid to the Executive during the year of the Notice of Termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount paid;

                  (ii) If such Termination occurs after 12 months from the Change in Control but before the end of 24 months following the Change in Control, the Bank shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination an amount equal to 2.0 times the Compensation paid in the preceding calendar year, or scheduled to be paid to the Executive during the year of the Notice of Termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount so paid;

                  (iii) If such Termination occurs after 24 months following the Change in Control but before the end of the 36th month following the Change in Control, the Bank shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination an amount equal to 1.0 times the Compensation paid in the preceding calendar year, or scheduled to be paid to the Executive during the year of the Notice of Termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the lump sum amount so paid; or

                  (iv) If such Termination occurs after the 36th month following the Change in Control, the Bank shall pay to the Executive in a lump sum, in cash, within 30 days following the Date of Termination the amount provided in paragraph (b) of Section 7 hereof.




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                  If any lump sum payment under this paragraph (e) of Section 7, either alone or together with other payments which the Executive has the right to receive from the Company, would constitute a "parachute payment" [as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the
                  "Code")], such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 7 being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section, pursuant to the foregoing provision, shall be made by the Bank in good faith.

         (f) Termination of Employment by Executive/Non-Competition Agreement. In the event the Executive is no longer employed by the Bank such that Executive receives payment pursuant to the provisions of Section 6(e) of this Agreement, for a period of 12 months for each payment of 1.0 times Executive's previous year's compensation, the Executive agrees not to compete, directly or indirectly, with the Bank or any successor as an employee, officer, director, independent contractor, consultant, or shareholder of any financial services company or any other entity providing financial services, including but not limited to lending, securities, brokerage, trust or insurance products or services within a one hundred (100) mile radius of the main office of the Bank, or such other office of the Bank at which such Executive was physically located during the majority of Executive's work tenure for the Company.

         (g) Continuation of Benefits. Following the Termination of Executive's employment hereunder, the Executive shall have the right to continue in the Bank's group health insurance plan and other Bank benefit program as may be required by COBRA or any other federal or state law or regulation.

         (h) Compensation During Disability. In the event of the Executive's failure to satisfactorily perform her duties hereunder on a full-time basis by reason of her incapacity due to physical or mental illness (as determined by the Executive's regular attending physician) for any period not otherwise constituting Disability as defined under sub-paragraph (vi) of paragraph (a) of this Section 7, the Executive's employment hereunder shall not be deemed terminated and she shall continue to receive the compensation and benefits provided under Section 5 in accordance with the terms thereof.

7. RETURN OF COMPANY PROPERTY. If and when Executive ceases, for any reason, to be employed by Bank, Executive must return to Bank all keys, pass cards, identification cards, Bank-owned credit or debit cards, and any other property of Bank. At the same time, Executive also must return to Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Bank. The obligations in this Section 8 include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence or any in other location under Executive's control.

8. NON-DISCLOSURE. During the term of her employment hereunder, or at any time thereafter, the Executive shall not disclose or use (except in the course of his employment hereunder) any confidential or proprietary information or data of the Bank or any of their subsidiaries or affiliates regardless of whether such information or data is embodied in writing or other physical form.

9. WITHHOLDING. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Bank hereunder to the Executive or her estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Bank may accept other provisions to the end that they have sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

10. POOLING OF INTERESTS TREATMENT. In the event anything in this Agreement will prevent, or have the effect of preventing, the use of the pooling of interests accounting method by an acquiror in a Change in Control of



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         Bank and the use of the pooling of interests accounting method is a condition precedent to the consummation of the Change in Control by the acquiror, then this Agreement shall be deemed valid only to the extent that the pooling of interests accounting method can be used, provided, however, that any determination that this Agreement would prevent, or have the effect of preventing, the use of the pooling of interests method for accounting purposes shall be supported by an opinion letter from the acquiror's independent accounting firm or the Securities and Exchange Commission.

11. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

         To the Bank:                       Mechanics and Farmers Bank
                                            116 West Parrish Street
                                            Durham, NC  27701-3321

         To the Executive:



12. SUCCESSORS; BINDING AGREEMENT. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to or at the time of the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, "Bank" shall mean the Bank as defined above, and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to her hereunder if she had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee, or if there be no such designee, to the Executive's estate.

13. MODIFICATION, WAIVER OR DISCHARGE. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an authorized officer of the Bank. No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof had been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the right, duties or obligations that the Executive or the Bank may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Bank, or under any established personnel practice or policy applicable to the Executive.

14. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina to the extent federal law does not apply.



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15.      VALIDITY. The invalidity or unenforceability of any provision of this
         Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

16.      MISCELLANEOUS.

         (a) No Adequate Remedy At Law. The Bank and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Bank and the Executive hereby agree and consent that the other shall be entitled to decree of specific performance, mandamus, or other appropriate remedy to enforce performance of such agreements.

         (b) Non-Assignability. No right, benefit, or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or setoff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after her death, and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under her will or, in the case of intestacy applicable to her estate.

         (c) Primary Obligor on Contract. Bank and, when formed, M&F Bancorp, Inc., the Bank's holding company, although jointly and severally liable for all payments under this Agreement, between themselves, acknowledge that Bank is the primary obligor and is primarily responsible for fulfilling the financial obligations of this Agreement. In the event the Bank is unable, for regulatory or financial reasons, to fulfill the obligations under this Agreement, the terms of the Agreement shall become the primary obligation of the Bank's holding company. Nothing in this paragraph shall be deemed to bar Executive from recovering under this Agreement from either Bank or the Bank's holding company if the Agreement is breached by either Bank or Bank's holding company.

         (d) Headings and Titles. The headings and titles used in this Agreement are for reference purposes only and are not a part of this Agreement.

17. MEDIATION/ARBITRATION CLAUSE. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof ("Dispute"), the parties hereto shall use their best efforts to resolve the Dispute in manner satisfactory to both parties through consultation and negotiation with each other in good faith. If the Dispute cannot be resolved through direct negotiations within a period of sixty (60) days, the parties agree to attempt to settle the Dispute in an amicable manner by mediation before resorting to arbitration. Thereafter, any unresolved dispute shall be resolved by arbitration. Any mediation or arbitration hereunder shall be conducted in accordance with the Commercial Mediation Rules or the Commercial Arbitration Rules, as appropriate, of the American Arbitration Association ("AAA"), as in effect at the time of the mediation or arbitration. In the event of arbitration, the final award of the commercial Arbitration Tribunal shall be binding on the parties. Unless the parties agree otherwise, such mediation or arbitration shall also be conducted under the auspices of, and administered by, the AAA.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.



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IN WITNESS WHEREOF, the Executive and the Bank (by action of their duly authorized officers) have executed this Agreement on the date first above written.

                                     MECHANICS AND FARMERS BANK

                                     By: /s/ Benjamin S. Ruffin
                                         ---------------------------------------
                                         Benjamin S. Ruffin, Chairman
                                         Compensation and Management Development
                                         Committee, at the direction of the
                                         Board of Directors

Attest:
        ------------------------

                                     EXECUTIVE:

                                     /s/ Julia W. Taylor
                                     -------------------------------------------
                                     Julia W. Taylor

Attest:
        ------------------------







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